EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Good Times Restaurants Inc. of our report dated December 18, 2020, relating to the consolidated financial statements of Good Times Restaurants Inc., which report appears in the Form 10-K of Good Times Restaurants Inc. for the fiscal year ended September 29, 2020 (and expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of accounting standards).

Our report with respect to the consolidated financial statements refers to Good Times Restaurants Inc.’s adoption of the Financial Accounting Standards Board Accounting Standards Update 2016-02, Leases.

/s/MossAdams LLP

Denver, Colorado

February 24, 2021